Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated this 9th of April, 2015, is entered into by and between:

(1) Bang Vapor, Inc., a Florida company with its principal business address at 1400 NE Miami Gardens Drive, Ste 202, North Miami Beach, FL (the “Company”); and

(2) Lee Molloy, residing at 600 NE 36 ST PH14, Miami, FL 33139 (the “Employee”).

IT IS AGREED as follows:

1.	Appointment

1.1	The Company appoints the Employee and the Employee agrees to serve as Marketing Officer of the Company.

1.2	The appointment commenced on January 2, 2015 and shall continue (subject to earlier termination as provided in this Agreement) for a period of three (3) years.

1.3	The Employee warrants that by virtue of entering into this Agreement he/she will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon him.

2.	Duties of the Employee

The Employee shall at all times during the continuance of his employment under this Agreement:

2.1	devote so much of his time, attention and ability as is reasonably required to the duties of his appointment;

2.2	faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

2.3	abide by the Articles of Incorporation and Bylaws of the Company and obey all lawful and reasonable directions of the Board;

2.4	use his best endeavours to promote the interests of the Company;

2.5	keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and provide such explanations as the Board may require; and

2.6	not at any time make any untrue or misleading statement relating to the Company.

3.	Remuneration

3.1	During his appointment the Company shall pay to the Employee an annual salary of $45,000, payable every two weeks.

4.	Bonus and Employee Stock Option

4.1	On June 2, 2015, the Employee shall receive stock options to purchase 100,000 shares of Bang Holdings Corp. common stock at an exercise price of $0.001 per share, and 50,000 shares of Bang Holdings Corp. common stock at an exercise price of $0.50 per share. On June 2, 2016, the Employee shall receive stock options to purchase an additional 100,000 shares of Bang Holdings Corp. common stock at an exercise price of $0.001 per share, and an additional 50,000 shares of the Bang Holdings Corp. common stock at an exercise price of $0.50 per share. On June 2, 2017, the Employee shall receive stock option to purchase an additional 150,000 shares of the Bang Holdings Corp. common stock at an exercise price of $0.001 per share, and an additional 50,000 shares of Bang Holdings Corp. common stock at an exercise price of $0.50 per share. All options shall be exercisable for 2 years from the date of issuance. Employee must continue to be employed by the Company on the dates set forth above to be eligible for the stock options.

5.	Annual Leave

5.1	The Employee will be given 15 days annual leave each year beginning on June 2, 2015. The Employee may carry forward his unused leave for a maximum period of one calendar year. Any period of leave not taken within this period will be deemed to be forfeited.

6.	Restrictive Covenants

6.1	Confidential & Proprietary Information. The Employee hereby acknowledges that, during his period of engagement, Employee may be exposed, either directly or indirectly, in writing or orally, to confidential and proprietary information belonging to the Company or relating to its affairs. Such information may include, without limitation: (i) technical information; (ii) business information (sales and marketing research, materials, lists, plans, accounting and financial information, identification of contacts and vendors, personnel records and the like); (iii) information or materials received from any third party subject to a duty to maintain the confidentiality thereof and to use such information only for certain limited purposes; (iv) work product of the Employee, the Company or any affiliate of the Company; and (v) other information designated as confidential or proprietary expressly or by the circumstances in which it is provided or created (“Confidential & Proprietary Information”). Confidential & Proprietary Information does not include: (i) information already known or independently developed by the Employee after the effective date hereof without use of the Company’s or any affiliate’s time, resources, or facilities; (ii) information in the public domain through no act of Employee or any other person or; (iii) information received by the Employee outside the scope of engagement hereunder from a third party who was free to disclose it. Employee hereby acknowledges and agrees that the Company is the exclusive owner of all Confidential & Proprietary Information.

6.2	Covenant Not to Disclose. With respect to all Confidential & Proprietary Information, the Employee hereby agrees that, during the term of his employment with Employee and at all times thereafter, he or she shall hold in strictest confidence and not use or commercialize such Confidential & Proprietary Information, other than for the exclusive benefit of the Company, or disclose such information to any person or entity unless specifically authorized by the Company in writing.

6.3	Covenant Not to Solicit. Employee agrees that for a period of two (2) years following termination of his employment with the Company, Employee shall not, without the prior written consent of the Company, solicit any other employees of the Company to leave the Company and join any other firm for the same period of two (2) years following termination of his employment with the Company.

6.4	No Conflicts. Employee represents and warrants that (i) he is not restricted by any other contract or other limitation of any kind that would prevent or otherwise inhibit Employee from rendering the services contemplated hereunder; and (ii) in rendering services for the Company, the Employee will not use any pre-existing work or divulge any information of any previous employer or third party that would violate or infringe any proprietary rights of such employer or third party and agrees to defend, indemnify and hold the Company harmless from any claim to the contrary.

7.	Termination of agreement

7.1	The employment will be at-will, meaning that Employee or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

8.	General

8.1	Governing Law. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Florida.

8.2	Benefit. This agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, administrators and assigns. This Agreement may not be assigned by Employee or the Company.

8.3	Entire Agreement. This Agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company and the Employee (which shall be deemed to have been terminated by mutual consent).

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Employment Agreement as of the day and year first above written:

The Employee Lee Molloy Signature _____________________________ Date _________________________________	The Company Bang Holdings Corp. Signature ______________________________ Name __________________________________ Title ___________________________________ Date ___________________________________